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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our report dated December 19, 2008 on the financial statements and financial highlights of the RiverSource Partners International Select Growth Fund of the RiverSource International Managers Series, Inc. included in the annual report for the fiscal year ended October 31, 2008 as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 19 to the Registration Statement (Form N-1A, No. 333-64010) of the RiverSource International Managers Series, Inc.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 17, 2009